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                                                                       EXHIBIT 5

                               PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                  June 2, 1998

Tampa Electric Company
TECO Plaza
702 North Franklin Street
Tampa, Florida 33602

    We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Tampa Electric Company (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof relating to debt securities of the Company in an aggregate principal amount of $200,000,000 ("Debt Securities"). The Debt Securities are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act and issued pursuant to an Indenture to be dated as of June 1, 1998 (the "Indenture") between the Company and The Bank of New York, as trustee, the proposed form of which is filed as an exhibit to the Registration Statement.

    We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Debt Securities. We have examined all such documents as we consider necessary to enable us to render this opinion.

    Based upon the foregoing, we advise you that, in our opinion, when the Registration Statement has become effective under the Securities Act, the Indenture relating to the Debt Securities has been duly authorized, executed and delivered, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

    The opinion rendered herein is limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States. For purpose of our opinion as to the enforceability of the Indenture and the Debt Securities, we are rendering such opinion as though the laws of Massachusetts governed, notwithstanding the recitations in such instruments that the laws of another jurisdiction may govern.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed as part thereof.

                                          Very truly yours,

                                          /s/ Palmer & Dodge LLP
                                          PALMER & DODGE LLP